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                                                                     EXHIBIT 5.4



                                                               November 13, 2003



Piedmont Natural Gas Company, Inc.
1915 Rexford Road
Post Office Box 33068
Charlotte, NC 28211

         Re:      $225 million of Notes of
                  Piedmont Natural Gas Company, Inc.
                  Registration Statements on Form S-3

Ladies and Gentlemen:

         At your request, we have examined the Registration Statements (as defined below), in the form being filed with the Securities and Exchange Commission (the "Commission") in connection with the registration by the Piedmont Natural Gas Company, Inc., a North Carolina corporation (the "Company"), of $690,000,000 aggregate principal amount of one or more series of its debt and equity securities, including the $225 million of notes referred to in the prospectus supplement included in the Registration Statements (the "Notes"). All capitalized terms which are not defined here shall have the meanings assigned to them in Amendment No. 3 to Registration Statement No. 333-106268 and Post-Effective Amendment No. 4 to Registration Statement No. 333-62222, each of which are being filed on the date hereof with the Securities and Exchange Commission by the Company on Form S-3 pursuant to the Securities Act of 1933, as amended (the "Act"). Amendment No. 3 to Registration Statement No. 333-106268 and Post-Effective Amendment No. 4 to Registration Statement No. 333-62222 are collectively referred as the "Registration Statements."

         The Notes are to be issued under the Indenture, as amended and supplemented, and are to be sold as set forth in the prospectus supplement referred to above (the "Prospectus Supplement").

         We have examined instruments, documents, and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. Based on such examination, we are of the opinion that when the Notes have been duly authorized by appropriate corporate and regulatory action and duly completed, executed, authenticated and delivered in accordance with the Indenture and sold as described in the Prospectus Supplement and in accordance with any applicable order of a regulatory agency having jurisdiction over the issuance of the Notes, the Notes will be valid, and binding obligations of the Company, entitled to the benefits of the Indenture.


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Piedmont Natural Gas Company, Inc.
November 13, 2003
Page 2


         Our opinion that the Notes will be valid and binding is qualified as to limitations imposed by bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium, or other laws relating to or affecting the rights of creditors generally; and general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, regardless of whether such enforceability is considered in a proceeding in equity or at law.

         The foregoing opinion is based on and limited to the laws of the State of New York and the laws of the United States of America, and we express no opinion with respect to the laws of any other jurisdiction.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statements and to the use of our name wherever it appears in the Registration Statements, the Prospectus, the Prospectus Supplement, and in any amendment or supplement thereto. In giving such consent, we do not consider that we are "experts" within the meaning of such term as used in the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statements, including this opinion as an exhibit or otherwise.

                                          Very truly yours,


                                          /s/ Orrick, Herrington & Sutcliffe LLP


                                          Orrick, Herrington & Sutcliffe LLP